Exhibit 10.1

August 29, 2005

[Address]

Re:     Amendment to April 24, 1998 Offer Letter

Dear Sam:

This amendment (“Amendment”) to your April 24, 1998 offer letter (“Offer Letter”) sets forth the benefits that Chordiant Software, Inc. (the “Company”) is offering to you in connection with your continued employment with the Company. The effective date of this Amendment is January 1, 2005.

1. Employment. Paragraph 1 of the Offer Letter shall be deleted in its entirety and replaced with the following:

As Chairman and Chief Strategy Officer of the Company, you will work in Cupertino, California and perform the duties customarily associated with this position, and such duties as may be assigned to you by the Company’s Board of Directors. Your employment with the Company will continue to be on an at-will basis.

2. Compensation. Paragraph 2 of the Offer Letter shall be deleted and replaced with the following:

Your base salary will be $250,000 per year, less standard deductions and withholdings, paid semi-monthly. You will not participate in the 2005 Executive Bonus Program.

3. Equity Grants. Paragraph 3 of the Offer Letter shall be deleted and replaced with the following:

From time to time, the Board reviews the outstanding restricted stock and/or additional options to purchase the Company’s common stock (the “Equity Awards”) for senior Company executives and may issue additional Equity Awards in the future at its discretion.

4. Termination. Subsection (ii) of Paragraph 6 shall be deleted in its entirety.

5. Post-Employment Consulting Period. Paragraph 8 shall be deleted in its entirety and replaced with the following:

8. If at any time your employment, prior to a Change of Control (as defined in the Change of Control Agreement defined below), with the Company (a) is terminated without Cause (as defined in your Offer Letter), or (b) you resign for any reason, and if you sign a general release of all claims in a form acceptable to the Company and allow that release to become effective, then the Company will provide you with a consulting agreement containing the following terms (in addition to standard terms):

(i) Consulting Period. You will serve as a consultant for the Company beginning on the first day after your termination of employment and continuing until you reach age sixty-five (the “Consulting Period”). During the Consulting Period, the Company will have the right to reasonably request you to perform consulting services for the Company up to a maximum of 40 hours per month.

(b) Consulting Fees. During the Consulting Period, the Company will pay you monthly consulting fees in an amount equal to $5,000. If you are requested by the Board of Directors to serve as an advisor to the Board and to the Strategic Planning Committee, the monthly consulting fee shall be increased to $10,000 for those months you serve in that capacity.

(c) Insurance. During the Consulting Period, the Company will pay your and your wife’s health care insurance premiums (either in the form of reimbursement for COBRA premiums or payment of the premiums on an independent policy obtained by you) up to a maximum of the then current COBRA premium rate per month. Additionally, during the Consulting Period, the Company will, at its sole cost and expense, procure and keep in effect a term life insurance policy for you in the amount of One Million Dollars ($1,000,000).

(d) Equity Compensation. Any equity compensation that you were granted by the Company will continue to vest during the Consulting Period, subject to the terms and conditions of the applicable plan documents, stock option agreement(s), restricted stock purchase agreement(s) and grant notice(s).

(e) Tax Treatment. The Company will issue you a Form 1099 for any payments made to you during the Consulting Period, and thus payments made to you during the Consulting Period will not be subject to payroll deductions or withholdings.

The consulting benefits set forth in this paragraph 8 are intended to be in addition to any severance benefits that you may be eligible to receive under your Offer Letter or your Change of Control Agreement (as defined below), and nothing herein is intended to supersede those agreements.

6. Miscellaneous. A new paragraph 9 shall be added as follows:

This Amendment, including Exhibit A and your Change of Control Agreement dated September 10, 2001, as amended February 27, 2004 (the “Change of Control Agreement”) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (except as expressly provided herein). This Amendment may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Amendment shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Amendment is acceptable to you, please sign below and return the original to me.

Sincerely,

/s/ Jack Moyer
Jack Moyer
Vice President, Human Resources

ACCEPTED

/s/ Samuel T. Spadafora
Samuel T. Spadafora

August 29, 2005
Date

Exhibit A

Original Offer Letter